UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 29, 2007

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The Quantum Group, Inc.

(Exact name of registrant as specified in its charter)

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Nevada	000-31727	20-0774748
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

3420 Fairlane Farms Road, Suite C, Wellington, Florida, 33414

(Address of Principal Executive Office) (Zip Code)

(561) 798-9800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01

Regulation FD Disclosure

During the Company's Annual Shareholder Meeting, held August 31, 2006, the majority of the Company’s shareholders approved the authorization of the Company’s Board of Directors to reverse split the common stock of the Company.  On March 9, 2007, the Board executed and authorized a 1 for 25 reverse stock split which was effective on March 29, 2007.  As a result of the reverse split, every 25 shares of the Company’s common stock have been converted into one new share of common stock. The reverse stock split uniformly affects all of the Company's outstanding common stock, warrants and stock options. Fractional shares have been rounded up to the nearest whole number.  The Company has also been assigned a new quotation symbol - QNTM. The Company’s common stock (new CUSIP number 74765L202) will continue to be quoted on the OTC Bulletin Board (OTCBB).

As of March 28, 2007, there were approximately 41.2 million shares of the Company’s common stock outstanding.  With the 1 for 25 shares reverse stock split, the outstanding shares of common stock post reverse stock split will equal approximately 1.65 million.

On March 29, 2007 the Company issued a press release disclosing the effectiveness of the Company's 1 for 25 reverse split.  A copy of the press release is included as an exhibit to this report.

Item 9.01

Financial Statements and Exhibits

(d)

Exhibit Number	Description
99.1	Press Release dated March 29, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

THE QUANTUM GROUP, INC.

By:	/s/ NOEL J. GUILLAMA
Noel J. Guillama President and CEO

Date:  March 30, 2007

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